Exhibit 24

Power of Attorney

Each of the undersigned, in the capacity or capacities set forth below his or her signature as a member of the Board of Directors and/or an officer of Schlumberger Limited, a Netherlands Antilles corporation (“the Corporation”), hereby appoints Simon Ayat, Howard Guild and Alexander C. Juden, or either of them, the attorney or attorneys of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned to execute and file with the Securities and Exchange Commission the Annual Report on Form 10-K under the Securities Exchange Act of 1934 (the “Exchange Act”) for the fiscal year ending December 31, 2009, and any amendment or amendments to any such Annual Report on Form 10-K, and any agreements, consents or waivers relative thereto, and to take any and all such other action for and in the name and place and stead of the undersigned as may be necessary or desirable in order to comply with the Exchange Act or the rules and regulations thereunder.

/s/ Philippe Camus	/s/ Michael E. Marks
Philippe Camus Director	Michael E. Marks Director

/s/ Jamie S. Gorelick	/s/ Leo Rafael Reif
Jamie S. Gorelick Director	Leo Rafael Reif Director

/s/ Andrew Gould	/s/ Tore Sandvold
Andrew Gould Chairman and Chief Executive Officer	Tore Sandvold Director

/s/ Tony Isaac	/s/ Henri Seydoux
Tony Isaac Director	Henri Seydoux Director

/s/ Nikolay Kudryavtsev	/s/ Linda G. Stuntz
Nikolay Kudryavtsev Director	Linda G. Stuntz Director

/s/ Adrian Lajous
Adrian Lajous Director

Date: January 21, 2010